UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

___________________________________________________________
FORM 8-K
___________________________________________________________

Current Report
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 4, 2014

__________________________________________________________

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

___________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On August 4, 2014, PetroQuest Energy, Inc. (the “Company”) announced results for the second quarter of 2014. The following compares certain second quarter 2014 metrics to those of the second quarter of 2013, highlighting the Company’s continued growth driven by its successful drilling programs in Oklahoma and Texas, its acquisition of certain Gulf of Mexico assets in July 2013 (“Gulf of Mexico Acquisition”) and stronger natural gas prices:

•	Oil production increased 99%

•	NGL production increased 32% (up 47% from first quarter 2014)

•	Net income increased 162%

•	Fourth consecutive quarter of discretionary cash flow growth; increased 77%

•	Oil and gas revenues up 59%
Net income available to common stockholders for the quarter ended June 30, 2014 was $9,592,000, or $0.15 per share, compared to second quarter 2013 net income available to common stockholders of $3,662,000, or $0.06 per share. For the first six months of 2014, the Company reported net income available to common stockholders of $19,635,000, or $0.30 per share, compared to net income available to common stockholders of $6,269,000, or $0.10 per share, for the 2013 period.
Discretionary cash flow for the second quarter of 2014 was $35,153,000, as compared to $19,809,000 for the comparable 2013 period. Net cash flow provided by operating activities totaled $57,455,000 and $11,495,000 during the second quarters of 2014 and 2013, respectively. For the first six months of 2014, discretionary cash flow was $69,641,000, as compared to discretionary cash flow of $38,441,000 for the first six months of 2013. Net cash flow provided by operating activities totaled $102,744,000 and $20,615,000 during the first six months of 2014 and 2013, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the second quarter of 2014 was 10.7 Bcfe, compared to 8.7 Bcfe for the comparable period of 2013. For the first six months of 2014, production was 20.5 Bcfe, compared to 16.9 Bcfe for the comparable period of 2013. Oil and NGL volumes made up approximately 28% of second quarter 2014 production as compared to 22% in the second quarter of 2013.
Stated on an Mcfe basis, unit prices including the effects of hedges for the second quarter of 2014 were $5.64 per Mcfe, as compared to $4.39 per Mcfe in the second quarter of 2013. For the first six months of 2014, unit prices including the effects of hedges, were $5.88 per Mcfe, as compared to $4.37 per Mcfe for the first six months of 2013. Oil and gas sales during the second quarter of 2014 were $60,581,000, as compared to $38,076,000 in the second quarter of 2013. For the first six months of 2014, oil and gas sales were $120,547,000 compared to oil and gas sales of $74,052,000 for the first six months of 2013.
Lease operating expenses (“LOE”) for the second quarter of 2014 increased to $12,168,000, as compared to $8,837,000 in the second quarter of 2013. LOE per Mcfe was $1.13 for the second quarter of 2014, as compared to $1.02 in the second quarter of 2013. For the first six months of 2014, lease operating expenses increased to $1.19 per Mcfe from $1.10 per Mcfe in the comparable period of 2013. The increase in per unit lease operating expenses is primarily due to an increase in expensed workovers during the 2014 periods as compared to the 2013 periods.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the second quarter of 2014 was $1.99 per Mcfe, as compared to $1.64 per Mcfe in the second quarter of 2013. For the first six months of 2014, DD&A on oil and gas properties was $2.02 per Mcfe compared to $1.59 per Mcfe for the comparable period of 2013. The  increase in the per unit DD&A rate is primarily the result of the Gulf of Mexico Acquisition, which had a higher cost per unit as compared to our overall amortization base.
Interest expense for the second quarter of 2014 increased to $7,380,000, as compared to $3,116,000 in the second quarter of 2013. For the first six months of 2014, interest expense was $15,016,000, compared to $5,980,000 for the comparable period of 2013. The increase in interest expense was primarily the result of the issuance of $200 million of 10% senior notes due 2017 in July 2013 to finance the Gulf of Mexico Acquisition.
General and administrative expenses during the quarter and six months ended June 30, 2014 totaled $6,467,000 and $12,709,000, respectively, as compared to expenses of $6,351,000 and $11,067,000 during the comparable 2013 periods. General and administrative expenses included non-cash share based compensation expenses of $1,327,000 and $1,240,000 during the second quarters of 2014 and 2013, respectively, and $2,716,000 and $1,796,000 for the respective six month periods ended June 30, 2014 and 2013.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and six month periods ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Production:
Oil (Bbls)	230,214	115,697	472,497	241,420
Gas (Mcf)	7,695,979	6,731,754	14,880,109	13,168,349
Ngl (Mcfe)	1,658,276	1,256,814	2,789,558	2,321,461
Total Production (Mcfe)	10,735,539	8,682,750	20,504,649	16,938,330
Sales:
Total oil sales	$23,468,058	$12,024,212	$47,608,714	$25,168,522
Total gas sales	28,802,856	20,247,600	58,360,191	36,970,632
Total ngl sales	8,310,268	5,804,172	14,578,674	11,913,118
Total oil and gas sales	$60,581,182	$38,075,984	$120,547,579	$74,052,272
Average sales prices:
Oil (per Bbl)	$101.94	$103.93	$100.76	$104.25
Gas (per Mcf)	3.74	3.01	3.92	2.81
Ngl (per Mcfe)	5.01	4.62	5.23	5.13
Per Mcfe	5.64	4.39	5.88	4.37
The above sales and average sales prices include decreases to revenue related to the settlement of gas hedges of ($2,170,000) and ($877,000) and oil hedges of ($672,000) and ($1,000) for the three months ended June 30, 2014 and 2013, respectively.  The above sales and average sales prices include decreases to revenue related to the settlement of gas hedges of ($5,139,000) and ($345,000) and oil hedges of ($1,106,000)  and ($146,000) for the six months ended June 30, 2014 and 2013, respectively.
The following initiates guidance for the third and fourth quarters of 2014:

	Guidance for	Guidance for
Description	3rd Quarter 2014	4th Quarter 2014

Production volumes (MMcfe/d)	122 - 128	134 - 140

Percent Gas	72%	71%
Percent Oil	11%	11%
Percent NGL	17%	18%

Expenses:
Lease operating expenses (per Mcfe)	$1.10 - $1.20	$1.05 - $1.10
Production taxes (per Mcfe)	$0.10 - $0.15	$0.10 - $0.15
Depreciation, depletion and amortization (per Mcfe)	$1.95 - $2.05	$1.90 - $2.00
General and administrative (in millions) (1)	$6.0 - $6.5	$6.0 - $6.5
Interest expense (in millions)	$7.0 - $7.5	$7.0 - $7.5

(1) Includes non-cash stock compensation estimate of $1.2 mm in each of third and fourth quarters of 2014

Operations Update
East Texas
The Company recently completed its PQ #13 (NRI - 75% - 4,697 foot lateral), PQ #14 (NRI - 75% - 4,622 foot lateral) and PQ #15 (NRI - 41% - 3,107 foot lateral) horizontal Cotton Valley wells. The PQ #13 well achieved a maximum 24-hour gross rate of 8,794 Mcf of gas, 583 barrels of natural gas liquids and 32 barrels of oil. The PQ #14 well achieved a maximum 24-hour gross rate of 9,810 Mcf of gas, 619 barrels of natural gas liquids and 55 barrels of oil. The PQ #15 well achieved a maximum 24-hour gross rate of 8,367 Mcf of gas and 504 barrels of natural gas liquids. In addition, the Company recently commenced completion operations on its PQ #11 (NRI- 41% - 4,402 foot lateral) well. This well is in the early stages of flowback and its maximum 24 hour rate is expected to be reported in the Company’s next operations update press release.
Woodford
The Company recently established production on three new wells in its West Relay field. These three wells (average NRI - 30%) achieved an average maximum 24-hour gross rate of 4,132 Mcf of gas and 626 barrels of natural gas liquids per well. In total, the Company has now completed fourteen wells in its West Relay field which have achieved an average maximum 24-hour gross rate of 3,649 Mcf of gas and 577 barrels of natural gas liquids per well. The Company has two rigs running in the West Relay field and is currently completing a three well pad. In addition, the Company is currently planning for potential activity in its Hoss field in the fourth quarter relative to its dry gas joint venture drilling program.

Gulf Coast
At the Thunder Bayou prospect, the Company is currently drilling at approximately 5,000 feet. The prospect has a proposed total depth of 21,000 feet, which the Company expects to reach during the fourth quarter of 2014. The Company has an approximate 50% working interest in this high impact prospect.

The Company’s Eagle Crest discovery recently established initial production at 492 barrels of oil and 2,312 Mcf of gas per day. The Company has an approximate 47% net revenue interest in this project.

Management Statement
“We are extremely excited about our 2014 Cotton Valley results to date, which have significantly exceeded our pre-drill expectations in terms of IP rates and estimated ultimate recoveries,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “As a result of this performance, we are initiating efforts to begin planning a significantly more active drilling program in 2015. Additionally, ongoing execution in our Woodford and Gulf Coast basins has us positioned to continue the recent growth in all of our core basins.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate” and similar references to future periods. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, our ability to realize the anticipated benefits from the Fleetwood joint venture, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$30,901	$9,153
Revenue receivable	26,113	26,568
Joint interest billing receivable	17,967	26,556
Derivative asset	22	521
Prepaid drilling costs	343	477
Other current assets	7,532	8,132
Total current assets	82,878	71,407
Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	2,111,889	2,035,899
Unevaluated oil and gas properties	126,571	98,387
Accumulated depreciation, depletion and amortization	(1,594,875)	(1,553,044)
Oil and gas properties, net	643,585	581,242
Other property and equipment	14,511	13,993
Accumulated depreciation of other property and equipment	(9,571)	(8,901)
Total property and equipment	648,525	586,334
Derivative asset	164	—
Other assets, net of accumulated depreciation and amortization of $6,753 and $5,689, respectively	8,017	9,449
Total assets	$739,584	$667,190
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$42,730	$47,341
Advances from co-owners	16,407	969
Oil and gas revenue payable	35,676	22,664
Accrued interest and preferred stock dividend	12,780	12,909
Asset retirement obligation	2,959	3,113
Derivative liability	3,840	1,617
Accrued acquisition cost	14,000	—
Other accrued liabilities	11,738	8,924
Total current liabilities	140,130	97,537
Bank debt	72,500	75,000
10% Senior Notes	350,000	350,000
Asset retirement obligation	46,893	45,423
Accrued acquisition cost	10,000	—
Other long-term liability	220	135
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 64,179 and 63,664 shares, respectively	64	64
Paid-in capital	284,380	280,711
Accumulated other comprehensive loss	(3,654)	(1,096)
Accumulated deficit	(160,950)	(180,585)
Total stockholders’ equity	119,841	99,095
Total liabilities and stockholders’ equity	$739,584	$667,190

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Oil and gas sales	$60,581	$38,076	$120,547	$74,052
Expenses:
Lease operating expenses	12,168	8,837	24,426	18,556
Production taxes	1,492	1,481	2,969	2,509
Depreciation, depletion and amortization	21,702	14,536	42,130	27,407
General and administrative	6,467	6,351	12,709	11,067
Accretion of asset retirement obligation	708	328	1,499	660
Interest expense	7,380	3,116	15,016	5,980
	49,917	34,649	98,749	66,179
Other income:
Other income	215	88	404	315
Derivative income	—	594	—	157
	215	682	404	472
Income from operations	10,879	4,109	22,202	8,345
Income tax benefit	—	(840)	—	(491)
Net income	10,879	4,949	22,202	8,836
Preferred stock dividend	1,287	1,287	2,567	2,567
Income available to common stockholders	$9,592	$3,662	$19,635	$6,269
Earnings per common share:
Basic
Net income per share	$0.15	$0.06	$0.30	$0.10
Diluted
Net income per share	$0.15	$0.06	$0.30	$0.10
Weighted average number of common shares:
Basic	64,103	62,963	63,940	62,899
Diluted	64,167	63,130	63,996	63,084

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$22,202	$8,836
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense benefit	—	(491)
Depreciation, depletion and amortization	42,130	27,407
Accretion of asset retirement obligation	1,499	660
Share-based compensation expense	2,716	1,780
Amortization costs and other	1,094	406
Non-cash derivative income	—	(157)
Payments to settle asset retirement obligations	(1,149)	(94)
Changes in working capital accounts:
Revenue receivable	455	3,735
Prepaid drilling costs	134	(801)
Joint interest billing receivable	8,589	10,314
Accounts payable and accrued liabilities	8,614	(19,195)
Advances from co-owners	15,438	(8,548)
Other	1,022	(3,237)
Net cash provided by operating activities	102,744	20,615
Cash flows from investing activities:
Investment in oil and gas properties	(76,993)	(52,740)
Investment in other property and equipment	(468)	(257)
Deposit on acquisition	—	(5,000)
Sale of oil and gas properties	371	18,914
Sale of unevaluated oil and gas properties	229	—
Net cash used in investing activities	(76,861)	(39,083)
Cash flows from financing activities:
Net proceeds for share based compensation	1,039	20
Deferred financing costs	(109)	(774)
Payment of preferred stock dividend	(2,565)	(2,569)
Proceeds from bank borrowings	10,000	40,000
Repayment of bank borrowings	(12,500)	(25,000)
Net cash provided by (used in) financing activities	(4,135)	11,677
Net increase (decrease) in cash and cash equivalents	21,748	(6,791)
Cash and cash equivalents, beginning of period	9,153	14,904
Cash and cash equivalents, end of period	$30,901	$8,113
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$18,700	$8,321
Income taxes	$—	$40

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income (loss)	$10,879	$4,949	$22,202	$8,836

Reconciling items:
Deferred tax benefit	—	(840)	0	(491)
Depreciation, depletion and amortization	21,702	14,536	42,130	27,407
Non-cash derivative income	—	(594)	0	(157)
Accretion of asset retirement obligation	708	328	1,499	660
Non-cash share based compensation expense	1,327	1,224	2,716	1,780
Amortization costs and other	537	206	1,094	406
Discretionary cash flow	35,153	19,809	69,641	38,441
Changes in working capital accounts	22,733	(8,292)	34,252	(17,732)
Settlement of asset retirement obligations	(431)	(22)	(1,149)	(94)

Net cash flow provided by operating activities	$57,455	$11,495	$102,744	$20,615

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROQUEST ENERGY, INC.

Date:	August 4, 2014	/s/ J. Bond Clement
J. Bond Clement Executive Vice President, Chief Financial Officer (Authorized Officer and Principal Financial and Accounting Officer)